Exhibit 3.1(i)

P11000089481

(Requestor’s Name)

(Address)

(Address)

(City/State/Zip/Phone #)

☐ PICK-UP	☐ WAIT	☐	MAIL

(Business Entity Name)

(Document Number)

Certified Copies		Certificates of Status

Special Instructions to Filing Officer:

Office USE Only

COVER LETTER

TO:	Amendment Section Division of Corporations

NAME OF CORPORATION:	HEALTH-RIGHT DISCOVERIES, INC.

DOCUMENT NUMBER:	P11000089481

The enclosed Articles of Amendment and fee are submitted for filing.

Please return all correspondence concerning this matter to the following:

Dale S. Bergman, Esq.
Name of Contact Person

Gutierrez Bergman Boulris
Firm/Company

100 Almeria Avenue Suite 340
Address

Coral Gables, FL 33134
City/ State and Zip Code

dale.bergman@gbbpl.com
E-mail address: (to be used for future annual report notification)

For further information concerning this matter, please call:

Dale S. Bergman	at	(305) 358-5100
Name of Contact Person		Area Code & Daytime Telephone Number

Enclosed is a check for the following amount made payable to the Florida Department of State:

☐ $35 Filing Fee	☐ $43.75 Filing Fee & Certificate of Status	☐ $43.75 Filing Fee & Certified Copy (Additional copy is enclosed)	☐ $52.50 Filing Fee Certificate of Status Certified Copy (Additional copy is enclosed)

Mailing Address	Street Address
Amendment Section	Amendment Section
Division of Corporations	Division of Corporations
P.O. Box 6327	Clifton Building
Tallahassee, FL 32314	2661 Executive Center Circle
Tallahassee, FL 32301

December 5, 2014

Email: annette.ramsey@dos.myflorida.com

Registration Section

Division of Corporations

Clifton Building

2661 Executive Center Circle

Tallahassee, FL 32301

Re:         Health Right Discoveries, Inc. – Document = P11000089481

Dear Ms. Ramsey:

Pursuant to your conversation with our assistant Marta Casares, attached is the change in registered agent statement and signature for Health Right Discoveries, Inc. This letter is in furtherance of the Amended and Restated Articles of Incorporation of Health-Right Discoveries, Inc. received by your office on November 24th, 2014, which appointed GBBPL Registered Agents, LLC (“GBBPLRA”), as registered agent.

As the Manager of GBBPLRA, GBBPLRA accepts the appointment of registered agent, and agrees that GBBPLRA will act in this capacity. GBBPLRA will also comply with the provisions of all statutes relative to the proper and complete performance of its duties, and GBBPLRA is familiar with and accepts the obligations of its position as registered agent as provided for in Chapter 605, F.S. I hereby confirm that Health-Right Discoveries, Inc. is in agreement with the change in registered agent, as reflected in the Amended and Restated Articles of Incorporation.

Should you have any questions or concerns, please contact our office.

Sincerely,

Pedro G. Menocal

Gutièrrez Bergman Boulris, PLLC | 100 Almeria Ave, Suite 340 | Coral Gables, FL 33134
Office: (305) 358-5100 | Fax: (888) 281 - 1829

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF HEALTH-RIGHT DISCOVERIES, INC.

The Articles of Incorporation of HEALTH-RIGHT DISCOVERIES, INC. (the “Corporation”), are hereby amended and restated under the Florida Business Corporation Act (the “FCBA”) in their entirety as follows:

ARTICLE I. NAME

The name of the Corporation is HEALTH-RIGHT DISCOVERIES, INC.

ARTICLE II. MAILING ADDRESS

The address of the Corporation’s principal office and the mailing address is 18851 NE 29th Avenue, Suite 700, Aventura, Florida 33180.

The Board of Directors of the Corporation may, from time to time, change the address of the Corporation.

ARTICLE III. DURATION AND COMMENCEMENT OF EXISTENCE

The Corporation shall exist-perpetually. The existence of the Corporation will commence on the date of filing of these Articles of Incorporation with the Secretary of the State.

ARTICLE IV. PURPOSE

The Corporation is organized .to engage in any activity or business permitted under the laws of the United States and Florida.

ARTICLE V. CAPITAL STOCK

The aggregate number of shares of all classes of capital stock which this Corporation shall have authority to issue is One Hundred Five Million (105,000,000), consisting of (i) One Hundred Million (100,000,000) shares of common stock, par value $.001 (the “Common Stock”), and (ii) Five Million (5,000,000) shares of preferred stock, par value $.001 (the “Preferred Stock”).

The designations preferences, qualifications, limitations, rights and restrictions of the Preferred Stock and the Common Stock are as follows:

A.          PROVISIONS RELATING TO THE PREFERRED STOCK:

1.           The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations, preferences, qualifications, limitations, rights and restrictions as are stated and expressed in these Articles of Incorporation and in the resolution or resolutions providing for the issuance of such class or series adopted by the Board of Directors are prescribed below.

2.           Authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, to determine and take necessary proceedings fully to effect the issuance and redemption of any such Preferred Stock, and, with respect to each class or series of Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance of the class or series the following:

(a)         whether or not the class or series is to have voting rights, full or limited, or is to be without voting rights;

(b)         the number of shares to constitute the class or series and the designations of the class or series;

(c)         the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions, if any, with respect to any class or series;

(d)         whether or not the shares of any class or series shall be redeemable and if redeemable, the redemption price or prices, and the time or times at which the terms and conditions upon which such shares shall be redeemable and the manner of redemption;

(e)          whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking fund or funds shall be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

(f)          the dividend rate, if any, whether any such dividends are payable in cash, stock of the Corporation or other property, the conditions upon which and the times when any such dividends are payable, the preference to or the relation to the payment of the dividends payable on any other class or series of stock, whether or not such dividends shall be cumulative or non-cumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(g)         the preferences, if any, and the amounts which the holders of any class or series shall be entitled to receive upon the voluntary or involuntary dissolution of or upon any distribution of the assets of the Corporation;

(h)         whether or not the shares of any class or series shall be convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price, ratio or rate at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(i)         such other special rights and protective provisions with respect to any class or series as the Board of Directors may deem advisable and in the best interest of the Corporation.

The shares of each class or series of Preferred Stock may vary from the shares of any other class or series in any or all of the foregoing respects. The Board of Directors may increase the number of shares of Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of Preferred Stock designated for any class or series by a resolution, subtracting from such series unissued shares of Preferred Stock designated for such class or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of Preferred Stock.

B.         PROVISIONS RELATED TO THE COMMON STOCK.

1.         Except as otherwise required by law or as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of Preferred Stock, as provided above, all rights to vote and all voting power shall be vested exclusively in the holders of Common Stock.

2.         Subject to the rights of the holders of the Preferred Stock, the holders of Common Stock shall be entitled to receive when, as and if declared by the Board of Directors, out of funds legally available for such purpose, dividends payable in cash, stock or otherwise.

3.         Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock shall have been paid in full the amounts to which they shall be entitled (if any) or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests to the exclusion of the holders of the Preferred Stock.

C.         GENERAL PROVISIONS:

1.         Except as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of Preferred Stock, as provided above, cumulative voting by any shareholder is hereby expressly denied.

2.         No shareholder of this Corporation shall have, by reason of its holding shares of any class or series of stock of the Corporation, any preemptive or preferential rights to purchase or subscribe for any other shares of any class or series of this Corporation now or hereafter authorized and any other equity securities, or any notes, debentures, warrants, bonds, or other securities convertible into, or options or warrants to purchase shares of, any class or series, now or hereafter authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such shareholder.

ARTICLE VI. REGISTERED OFFICE AND AGENT

The street address of the registered office of the Corporation is 100 Almeria Avenue, Suite 340, Coral Gables, Florida 33134. The Corporation’s registered agent at that address is GBBPL Registered Agents, LLC.

ARTICLE VII. INCORPORATOR

The name and street address of the Incorporator David Hopkins, 18851 NE 29th Avenue, Suite 700, Aventura, Florida 33180.

ARTICLE VIII. SHAREHOLDERS MEETINGS

The Corporation shall hold a special meeting of shareholders only:

A.         on call of the Board of Directors or persons authorized to do so by the Corporation’s Bylaws; or

B.         if the holders of not less than fifty percent (50%) of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date, and deliver to the Corporation’s secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held.

ARTICLE IX. LIMITATION ON DIRECTOR LIABILITY

A director shall not be personally liable to the Corporation or the holders of shares of capital stock for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the duty of loyalty of such director to the Corporation or such holders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation or law, (iii) under Section 607.0831 of the FBCA, or (iv) for any transaction from which such director derives an improper personal benefit. If the FBCA is hereafter amended to authorize the further or broader elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the FBCA, as so amended. No repeal or modification of this Article XI shall adversely affect any right of or protection afforded to a director of the Corporation existing immediately prior to such repeal or modification.

ARTICLE X. INDEMNIFICATION

The Corporation shall indemnify, to the fullest extent permitted by law, as now or hereafter in effect, the Incorporator, and any officer or director of the Corporation. Without limiting the generality of the foregoing, the Bylaws may provide for indemnification of the officers, directors, employees and agents on such terms and conditions as the Board of Directors may from time to time deem appropriate or advisable.

ARTICLE XI. BOARD OF DIRECTORS

The Corporation shall have no less than one (1), no more than fifteen (15) Directors. The number of Directors may be altered from time to time on accordance with the Corporation’s Bylaws.

ARTICLE XII. BYLAWS

The power to adopt, alter, amend or repeal the Bylaws shall be vested in the Board of Directors and the shareholders, except that the Board of Directors may not amend or repeal any bylaw adopted by the shareholders if the shareholders specifically provide that the bylaw is not subject to amendment or repeal by the Directors.

ARTICLE XIII. AMENDMENTS

The Corporation reserves the right to amend, alter, change, or repeal any provision in these Articles of Incorporation in the manner prescribed by law, and all rights conferred on shareholders are subject to this reservation.

*************************************************************************************************

These Amended and Restated these Articles of Incorporation have been approved by the joint written consent of all of the directors of the Corporation and by the holders of a majority of its issued and outstanding shares of capital stock I submit this document and affirm that the facts stated herein are true. I am aware that false information submitted in a document to the Department of State constitutes a third degree felony as provided for in s. 817.155, F.S.

Effective Date: October 31, 2014
David Hopkins, President

I hereby accept the appointment as registered agent and agree to act in this capacity.

I further agree to comply with the provisions of all statutes relative to the proper and complete performance of my duties, and I am familiar with and accept the obligation of my position as registered agent. Or, if this document is being filed merely to reflect a change in the registered office address. I hereby confirm that the corporation has been notified in writing of this change.

10/31/14
Signature of Registered Agent	Date

If signing on behalf of an entity:

GBBPL Registered Agents, LLC
Typed or Printed Name